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                     U.S.  SECURITIES  AND  EXCHANGE  COMMISSION
                             Washington,  D.C.  20549

                                     FORM  3

            INITIAL  STATEMENT  OF  BENEFICIAL  OWNERSHIP  OF  SECURITIES

    Filed  pursuant  to  Section  16(a)  of the Securities Exchange Act of 1934,
       Section  17(a)  of  the  Public  Utility  Holding  Company Act of 1935 or
               Section  30(f)  of  the  Investment  Company  Act  of  1940

________________________________________________________________________________
1.   Name  and  Address  of  Reporting  Person*

Cutler, M. Richard
________________________________________________________________________________
   (Last)                            (First)              (Middle)

610  Newport  Center  Drive,  Suite  800
________________________________________________________________________________
                                    (Street)
Newport  Beach,  CA  92660
________________________________________________________________________________
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date  of  Event  Requiring  Statement  (Month/Day/Year)

January  1,  2000
________________________________________________________________________________
3.   IRS  Identification  Number  of  Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Issuer  Name  and  Ticker  or  Trading  Symbol

AGM,  Inc.  -  No  symbol
________________________________________________________________________________
5.   Relationship  of  Reporting  Person  to  Issuer
     (Check  all  applicable)

     [x]  Director                                [x]  10%  Owner
     [x]  Officer  (give  title  below)           [_]  Other  (specify  below)

________________________________________________________________________________
6.   If  Amendment,  Date  of  Original  (Month/Day/Year)

________________________________________________________________________________
7.   Individual  or  Joint/Group  Filing  (Check  applicable  line)

     [x]  Form  Filed  by  1  Reporting  Person

     [_]  Form  Filed  by  More  than  1  Reporting  Person

================================================================================
             Table  I  --  Non-Derivative  Securities  Beneficially  Owned
================================================================================

                                                          3.  Ownership  Form:
                           2.  Amount  of  Securities         Direct  (D)  or
1.  Title  of  Security        Beneficially  Owned            Indirect  (I)       4.  Nature  of  Indirect  Beneficial  Ownership
    (Instr.  4)                    (Instr.  4)                (Instr.  5)             (Instr.  4)

     Common  Stock             680,000                         D                       N/A
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


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
                                                                 SEC 1473 (3-99)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect      Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr.5)
----------------------------------------------------------------------------------------------------------------------------------

N/A

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

Explanation  of  Responses:




/s/  M. Richard Cutler                                       December  22,  1999
---------------------------------------------            -----------------------
      **Signature  of  Reporting  Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See  18  U.S.C.  1001  and  15  U.S.C.  78ff(a).

Note:  File  three  copies  of  this Form, one of which must be manually signed.
       If  space  provided  is  insufficient,  see  Instruction 6 for procedure.


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